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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM 8-K

                                 CURRENT REPORT
     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

          Date of Report (date of earliest event reported): May 3, 2005

                               EDGAR ONLINE, INC.
               (Exact name of registrant as specified in charter)

          DELAWARE                      0-26071                  06-1447017
(State or Other Jurisdiction          (Commission             (I.R.S. Employer
     of incorporation)                File Number)           Identification No.)

                              50 Washington Street
                           Norwalk, Connecticut 06854
             (Address of principal executive offices, with zip code)

                                 (203) 852-5666
              (Registrant's telephone number, including area code)

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ITEM 2.02. RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

        On May 3, 2005, we issued a press release describing our results of operations for the first quarter of 2005. Our press release issued in connection with the announcement is furnished as Exhibit 99.1 and is incorporated herein by reference.

ITEM 8.01  OTHER EVENTS.

        As previously announced, in March 2005, we called for the redemption of 2,875,000 warrants for the purchase of one share of common stock per warrant at $1.50 per share. These warrants were originally issued to investors who purchased units comprised of two shares of our common stock and one warrant in our May 2004 public offering. The terms of the warrants, which were separately traded, gave us the ability to redeem them for $0.25 per warrant after the closing price of the Company's stock equals or exceeds $2.00 per share for any five consecutive trading days by giving certain notice to the then warrant holders. We satisfied this requirement on November 26, 2004 and later established the redemption date as April 28, 2005. Prior to the redemption date, 2,823,935 of such warrants were exercised into the same number of shares of common stock resulting in net proceeds of approximately $4.2 million. The Company redeemed the remaining 51,065 warrants at a cost to the Company of $12,766.

        In addition, as part of the May 2004 offering, the Company issued a warrant to the underwriter to purchase 250,000 units for a price of $2.40 per unit. The underwriter exercised this warrant in April 2005 on a cashless basis which resulted in the issuance of 495,431 shares of common stock.

        After taking into account the issuance of shares pursuant to the exercise of these warrants, the total number of shares of Common Stock outstanding is 24,928,201.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.

       (c) Exhibits.

           Exhibit No.  Description
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           99.1         Press Release, dated May 3, 2005, of the Registrant

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                                   SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

        Date:    May 3, 2005             EDGAR ONLINE, INC.

                                         /s/ Susan Strausberg
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                                         Susan Strausberg
                                         Chief Executive Officer and President

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                                  EXHIBIT INDEX

Exhibit No.  Description
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99.1         Press Release, dated May 3, 2005, of the Registrant